Exhibit 15.3

Our ref	FCT/715660-000001/26094303v1
Direct tel	+852 3690 7513
Email	clare.tsang@maples.com

BeyondSpring Inc.
100 Campus Drive
West Side
4th Floor, Suite 410
Florham Park
New Jersey 07932

29 April, 2024

Dear Sirs

BeyondSpring Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to BeyondSpring Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2023 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10.E. Additional Information—Taxation—Cayman Islands Taxation” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under this heading into the Company’s registration statement on Form S-8 (File No. 333-240082) that was filed on 24 July 2020, pertaining to the Company’s 2017 Omnibus Incentive Plan.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP